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                                                                    Exhibit 10.1


October 25, 2002                                              CONFIDENTIAL

Mr. Robert V. Rudman, President & CEO
SmarTire Systems, Inc.
13151 Vanier Place - Suite 150
Richmond, BC
Canada V6V 2J1

Dear Robert,

This agreement (the "Agreement") replaces and supersedes all previous agreements entered into by and between Impact Capital Partners Limited ("Impact Capital") and SmarTire Systems, Inc. (the "Company"). This Agreement shall serve as our full and complete understanding relative to your engagement of Impact Capital as financial advisors and investment intermediaries to the Company. The Funds may be provided, without limitation, through conventional debt, convertible debt, secured debt, participating debt, warrants, equity, preferred equity, lines of credit, equity draw-down facilities, letters of credit and/or other form of financing. Notwithstanding, any financing successfully completed by and between the Company and Live Oak Capital, L.L.C. and/or Smith Point Capital Partners, L.P. will be subject to the compensation provisions provided in paragraphs 2 a) and b) of our letter of engagement dated August 10, 2001.

For good and mutual consideration, Impact Capital and the Company hereby agree to the following terms and conditions:

1.     ROLE OF IMPACT CAPITAL PARTNERS LIMITED AND INDEPENDENT CONTRACTOR
       STATUS.

The Company hereby engages Impact Capital as its non-exclusive financial advisors and investment intermediaries to find and introduce one or more persons, partnerships, corporations or other entities or groups (the "Investor(s)") satisfactory to the Company who would be interested in entering into a Transaction with the Company, as well as such other consultants and/or professionals as may be necessary or appropriate in effecting a Transaction. A "Transaction" shall mean the payment of Funds to the Company as investments in the form or forms listed above including multiple tranche investments, or in any other similar investment. The Company shall have the absolute right to refuse to consummate a Transaction with any Investor(s) for any reason or no reason. Impact Capital shall not expect, receive or be entitled to any compensation or remuneration from any Transaction rejected by the Company. Impact Capital and its agents, servants and employees are not acting as an agent or broker of the Company or otherwise acting in a fiduciary capacity on behalf of the Company and are acting solely as an independent contractor. Impact Capital and its agents, servants and employees shall not be empowered to act for or bind the Company to any third parties.

2.     IMPACT CAPITAL COMPENSATION.

a.)    In consideration of the various financial advisory and investment intermediary services provided hereunder, the Company agrees to pay Impact Capital a cash fee equal to eight percent


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(8%) of the gross cash proceeds of any Transaction whether closed during the term of this Agreement or within twenty-four (24) months from the termination or expiration thereof with Funds from any Investor(s) introduced to or caused to be introduced to the Company in writing (the "Name Registration") by Impact Capital during the term hereof. Said Name Registration to be approved in writing by the Company. Upon the closing of the Transaction(s) and based upon the actual Funds provided by the Investor(s), Impact Capital's eight percent (8%) cash fee shall be wire transferred to its banking co-ordinates found attached within forty-eight (48) hours of receipt of Funds by the Company.

b.)    In addition to the cash fee compensation detailed in paragraph 2(a)
above, at the closing of the Transaction(s), the Company shall issue to Impact Capital five (5) year warrants (the "Warrants") to purchase the number of shares of the Company's common stock resulting by multiplying eight percent (8%) times the value of the Transaction and then divided by the closing bid price of the Company's common stock on the day of the closing (the "Closing Bid Price"). Such Warrants shall be exercisable at the same warrant exercise price (the "Warrant Exercise Price") as issued to the Investor(s) in the Transaction(s). In the event no Warrants are issued to the Investor, the Company will issue Warrants to Impact Capital exercisable at 110% of the Closing Bid Price (the "Warrant Strike Price"). The number of shares issuable upon exercise of such Warrants and the Warrant Exercise Price or Warrant Strike Price shall be adjusted for recapitalizations, stock splits, etc. during the life of the Warrants. The Warrants shall include weighted average anti-dilution protection (subject to exceptions for any shares issuable pursuant to options or other convertible securities outstanding on the date first written above, as well as for options or other stock-based compensation or incentives that may be reasonably granted to directors, offices and employees pursuant to stock incentive plans), and a cashless exercise provision (subject to any limitations imposed by applicable corporate laws).

Further, these Warrants shall be divisible, assignable and transferable at the sole discretion of Impact Capital but subject to the provisions of the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and any applicable state securities laws. In conjunction to any Transaction, the Company agrees to register the underlying common stock issuable upon exercise of any and all Warrants issued to Impact Capital in the same registration statement, if any, covering the resale of any securities in the Transaction at no cost to the holder thereof (the "Piggyback Rights"). Notwithstanding the foregoing, the compensation payable under this section may be paid in Company shares subject to mutual agreement between Impact Capital and the Company.

c.)    The Company further agrees to pay Impact Capital a non-refundable cash fee of USD $10,000. Said cash fee shall be immediately wired transferred to the banking co-ordinates found attached when a financing of any size is closed by the Company after the execution of this Agreement.

d.)    The Company shall also reimburse Impact Capital any and all out-of-pocket expenses relating to travel, accommodations, car hires, and other reasonable costs incurred by Impact Capital on behalf of the Company. Expenses shall not exceed $5,000 (Five Thousand Dollars) in any 30 day period unless approved in advance by the Company. All expenses shall be paid within five (5) business days upon the receipt of an expense invoice from Impact Capital. When feasible, Impact Capital will have the Company incur any approved expenditures directly.

e.)    In the event all or a portion of the consideration paid in a Transaction is other than cash, then the value of such non-cash consideration shall be the fair market value thereof on the date such Transaction is consummated, as agreed to in good faith by the parties.


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3.     ADDITIONAL OR FUTURE TRANSACTION(S) BY INVESTOR(S).

In the event any Investor(s) introduced to the Company by Impact Capital successfully complete(s) a Transaction or multiple tranche Transaction subject to the terms of the Agreement, and the same Investor(s) complete(s) another Transaction(s) or are a participant in another Transaction(s) with the Company within twenty-four (24) months from the termination or expiration of the Agreement, the Company shall pay Impact Capital a eight percent (8%) cash fee on any and all Funds received by the Company or on the portion of Funds contributed by the Investor(s) if part of a group or syndicate of investors. Both parties shall negotiate additional warrant coverage for Impact Capital in good faith.

Notwithstanding the twenty-four (24) month termination provision, any exercising of warrants by any Investor(s) introduced to the Company by Impact Capital during the life of said warrants shall be considered another Transaction, and the Company shall be obligated, pursuant to paragraph 2(a) of the Agreement, to pay Impact Capital a four percent (4%) cash fee. No additional compensation in the form of warrants shall be issued to Impact Capital by the Company upon the exercise of such warrants.

4.     COMPANY INFORMATION.

The Company warrants that all materials supplied to any prospective investor(s) by or on behalf of the Company shall be accurate and complete in all material respects and shall not contain any misstatements or omissions of material fact. All offerings of securities by the Company shall be conducted in compliance with all applicable laws, including but not limited to federal and state securities laws. Impact Capital and its agents, servants and employees shall have no responsibility for any information supplied by or on behalf of the Company to any prospective investor(s), and the Company shall not represent to any person or entity that Impact Capital and/or its agents, servants and employees have assumed such responsibility.

5.     MUTUAL INDEMNIFICATION.

a.)    The Company agrees to indemnify and hold harmless Impact Capital and its agents, servants and employees against any losses, claims, damages or liabilities, joint or several, for which Impact Capital or its agents, servants and employees may directly or indirectly become liable in connection with or arising out of the advisory services that are governed by this Agreement or the offering or sale of securities of the Company. Furthermore, the Company shall reimburse any legal or other expenses reasonably incurred by Impact Capital and its agents, servants and employees in connection with investigating or defending against any loss, claim, damage or liability or any action in respect thereof. Notwithstanding anything to the contrary contained herein, the Company shall not be liable hereunder for any loss, claim, damage or liability resulted from intentional wrongdoing, recklessness and the bad faith or negligence of Impact Capital and its agents, servants or employees. The indemnity agreement in this paragraph shall, upon same terms and conditions, extend to and inure to the benefit of each person, if any, who may be deemed to control Impact Capital and to its officers, directors, partners, employees, agents or servants and shall survive the termination of Impact Capital's engagement hereunder.

b.)    Impact Capital agrees to indemnify and hold harmless the Company and its agents, servants and employees against any losses, claims, damages or liabilities, joint or several, for which the Company or its agents, servants and employees may directly or indirectly become liable in connection with or arising out of the consultancy and advisory services that are governed by this Agreement. Furthermore, Impact Capital shall reimburse any legal or other expenses reasonably incurred by the Company and its agents, servants and employees in connection with investigating or defending against any loss, claim, damage or liability or any action in respect thereof. Notwithstanding anything to the contrary contained herein, Impact


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Capital shall not be liable hereunder for any loss, claim, damage or liability resulted from intentional wrongdoing, recklessness and the bad faith or negligence of the Company and its agents, servants or employees. The indemnity agreement in this paragraph shall, upon same terms and conditions, extend to and inure to the benefit of each person, if any, who may be deemed to control the Company and to its officers, directors, partners, employees, agents or servants and shall survive the termination of the Company's engagement hereunder.

6.     TERM OF ENGAGEMENT.

The term of this Agreement shall be for a period of sixty (60) days commencing from the date that the Company has signed and dated this Agreement. Impact Capital shall be non-exclusive financial advisors and investment intermediaries to the Company during the term of this Agreement. Thereafter, this Agreement shall renew automatically for successive terms of sixty (60) days unless either party shall give notice of termination in writing to the other party before a renewal date. In any event, the Company shall remain liable to compensate Impact Capital as provided in paragraphs 2 and 3 above.

7.     OBLIGATIONS OF COMPANY.

a.)    The Company shall make available to Impact Capital all information concerning the business, assets, operations and financial condition of the Company which Impact Capital reasonably requests in connection with the performance of its services hereunder. Impact Capital may rely upon the accuracy and completeness of such information without independent verification. Impact Capital shall make available to the Company all materials intended to be used by Impact Capital in the developments of investments, prior to its use, for the Company's approval.

b.)    In connection with the Agreement, Impact Capital may receive from the
Company information relating to the Company which is of a confidential and proprietary nature (the "Proprietary Information"). Such Proprietary Information may include (without limitation) trade secrets, know-how, designs, formulas, processes, data and information regarding the Company's personnel, plans, operations, customers, prices, costs or financial condition. Except for appropriate actions related to its activities under this Agreement by Impact Capital's employees, Impact Capital will not permit any other Person to use the Proprietary Information or disclose to any other person any of the Proprietary Information, except with the written consent of the Company. Impact Capital will ensure that the confidentiality of the Proprietary Information is maintained by its employees, contractors, affiliates and agents. Upon termination or expiration of this Agreement, any Proprietary Information possessed by Impact Capital, including duplicates, shall be given to the Company and shall not be retained, furnished or communicated to any third party in any form. The foregoing obligations will not apply to disclosures of Proprietary Information required by court order or applicable laws or to information which, through no wrongful act or inaction or any breach on the part of Impact Capital or the disclosing party, has become generally known or available to the public, has been furnished to the disclosing party by a third party as a matter of right and without restriction on such disclosure, or has been developed independently by the disclosing party.

8.     ARBITRATION.

Any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled by arbitration in Los Angeles, California in accordance with the commercial Arbitration Rules of the American Arbitration Association, and judgement upon the award by the arbitrator/s may be entered in any court having jurisdiction thereof. The Agreement shall be governed by the laws of the State of California; without regard to its conflicts of law provisions.


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9.     ATTORNEY'S FEES.

If any party to this Agreement brings an action directly or indirectly based on this Agreement, the prevailing party shall be entitled to reasonable expenses therefor, including but not limited to, attorney's fees and court costs.

10.    ASSIGNMENT.

This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of any successor or successors of the Company by reorganization, merger, consolidation or otherwise and any assignee of all or substantially all of its business and properties. Subject to the Company's prior approval in writing, Impact Capital shall have the right to assign its rights under this Agreement to any person(s) or entity(ies) as specified in writing with notice of assignment sent to the Company by mail and/or facsimile.

11.    NOTICES.

Any notice which a party is required or may desire to give pursuant to this Agreement shall be given by personal delivery, facsimile, or registered or certified mail, return receipt requested, addressed to the Company at the business address of the Company above, or to Impact Capital at the business address of Impact Capital above, or at such other place either party from time to time may designate in writing. The date of actual delivery of any such notice shall be deemed to be the date of delivery thereof.

12.    AUTHORIZATION.

The undersigned hereby represent and warrant that they are duly authorized to execute this Agreement and that this Agreement, when executed, shall become a valid and binding obligation, enforceable in accordance with its terms.

13.    ENTIRE AGREEMENT: NO MODIFICATION.

This Agreement sets forth the complete terms and conditions between the parties and may not be amended except in another written document executed by the parties. This Agreement may be executed in one or more counterparts, each of which will be deemed a valid, original agreement, but all of which together will constitute one and the same instrument.

Please confirm that the foregoing is in accordance with your understanding by initialing each page in the lower right hand corner, and signing and dating this letter in the spaces provided below, and faxing a copy to our Los Angeles telefax no. 310.407.5166. Kindly return one original executed copy to our U.S. representative offices at 1800 Century Park East - Suite 600, Los Angeles, CA 90067 after receipt of the originals by DHL courier delivery.


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Sincerely,


IMPACT CAPITAL PARTNERS LIMITED



/s/Henrik Rouf
--------------------
Henrik Rouf
Managing Partner
and Director



The foregoing has been read, understood and approved:

SMARTIRE SYSTEMS, INC.



By: /s/Robert Rudman                            Dated October 25, 2002
    ----------------                                  ----------------
    Robert V. Rudman
    President & CEO


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